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                                                                    Exhibit 99.2

BROOKS AUTOMATION COMPLETES $175 MILLION OF 4.75% CONVERTIBLE SUBORDINATED NOTES


CHELMSFORD, Mass.--(BUSINESS WIRE)--May 23, 2001--Brooks Automation, Inc. (Nasdaq: BRKS) announced today that it has closed the private placement of $175 million aggregate principal amount of 4.75% Convertible Subordinated Notes due 2008. The amount sold includes $25 million principal amount of notes purchased by the initial purchasers upon exercise of their 30-day option to purchase an additional $25 million of notes.

The Company intends to use the net proceeds of the offering for general corporate purposes including working capital, leasehold improvements and capital equipment purchases. The Company may also use a portion of the net proceeds to acquire additional businesses, products, and technologies and to establish additional strategic alliances that the Company believes will complement its current or future business. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the convertible subordinated notes.

Neither the notes nor the common stock issuable upon conversion of the notes have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration.

                  Brooks Automation, Inc.
    CONTACT:
                  Jim Chiafery, Director of Investor Relations
                  (978) 262-5855
                  James.Chiafery@Brooks.com